Exhibit 10.1

December 12, 2024

VIA EMAIL

Pharis Mohideen

[***]

Re: Amendment to Employment Agreement Regarding Enhanced Severance Eligibility Upon A Change in Control

Dear Pharis:

Thank you for your continued contributions to DBV Technologies Inc. (the “Company”) and DBV Technologies S.A. (the “Parent”). This letter (the “Amendment”) is being executed and delivered to memorialize an amendment to the Employment Agreement entered into by and between you and the Company dated as of July 19, 2019 (the “Employment Agreement”). Capitalized terms included but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Your eligibility for the Severance Benefits as set forth in Section 10(d) of the Employment Agreement is replaced entirely with the severance eligibility described in this Amendment. Nothing in this Amendment in intended to modify or alter your eligibility for the Severance Benefits set forth in Section 10(a) of the Employment Agreement, however in no event will you be eligible for Severance Benefits under both Section 10(a) of the Employment Agreement and the Change in Control Severance Benefits set forth in this Amendment.

The Change in Control Severance Benefits

In the event you experience a “separation from service” (as defined in the U.S. Treasury Regulations promulgated under Section 409A of the U.S. Internal Revenue Code of 1986, as amended) (a “Separation”) because your employment with the Company is terminated by the Company (or its successor or parent) without Cause (and not due to your Disability or death) or by you for Good Reason, in either case, or within twelve (12) months immediately following, a Change in Control (as defined below) (a “Change in Control Separation Date”), and provided you timely execute and do not revoke the Release and otherwise comply with the requirements of Section 10(a)(iii) of the Employment Agreement, then the Company shall pay or provide you with only the following “Change in Control Severance Benefits”:

DBV Technologies

10 Independence Boulevard, Suite 302,

Warren, NJ 07059

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The Company will pay you an amount equal to your then current Base Salary for twenty- four (24) months (the “Change in Control Severance Period”) plus an amount equal to 1x your Annual Bonus, calculated at target (collectively the “Change in Control Cash Severance”), less all applicable withholdings and deductions, which amount shall be paid to you in a lump sum within sixty (60) days following your Change in Control Separation Date, , provided that you have timely executed and allowed to become effective the Release and have otherwise complied with your continuing obligations to the Company as of such payment date.

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Effective as of your Change in Control Separation Date, provided that the Company and/or Parent equity awards have been (or will be) continued, assumed or substituted for by the Company and/or the acquiror (or any affiliate of the acquiror) in connection with such Change in Control transaction (all such awards collectively, the “Surviving Equity Awards”), and to the extent that the vesting of such awards has not been and will not be accelerated pursuant to the terms of the plan(s) pursuant to which they were granted, you will be paid a lump-sum cash bonus (the “Equity Bonus”) equal to the product of (a) the number of then-unvested shares subject to such Surviving Equity Awards multiplied by (b) the excess, if any, of (i) the fair market value per share underlying such Surviving Equity Award, in each case, measured as of the later of (x) the closing date of such Change in Control (the “Closing Date”) and (y) the date of your Separation less (ii) the exercise or purchase price applicable to such Surviving Equity Award, if any. For the avoidance of doubt, if the Equity Bonus is payable in connection with the Closing Date, fair market value shall be equal to the value per ordinary share of the Parent as determined in connection with such Change in Control transaction, taking into account the value of any post-closing adjustments, contingent payments or amounts subject to escrow or similar arrangements as the Parent’s Board of Directors or its Compensation Committee may determine. For the avoidance of doubt, the Equity Bonus shall only be applicable to equity awards that are unvested as of your Change in Control Separation Date and for which the vesting has not been and will not be accelerated in connection with your employment termination within a specific period of a Change in Control pursuant to the terms of the plan(s) under which they were granted or for which vesting has been or will be accelerated in connection with such Change in Control transaction. The Equity Bonus (if any) will be paid in lump sum, subject to applicable payroll withholdings and deductions on the later of (x) the Change in Control; or (y) within sixty (60) days following the Change in Control Separation Date in either case provided that you have timely executed and allowed to become effective the Release and have otherwise complied with your continuing obligations to the Company as of such payment date.

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If you timely elect continued coverage under COBRA for you and your dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for you (and your covered dependents) on the Change in Control Separation Date until the earliest of: (i) the termination of the Change in Control Severance Period; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “Change in Control COBRA

Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the Change in Control COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the Change in Control COBRA Payment Period. You may use this payment for your medical premiums or any other purpose in your sole discretion. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

For purposes of this Amendment, Change in Control shall mean:

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any consolidation or merger of the Parent with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Parent immediately prior to such consolidation, merger or reorganization, own less that fifty percent (50%) of the outstanding voting power of the surviving entity and its parent following the consolidation, merger or reorganization;

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any transaction or series of related transactions in which any person or entity, or group of affiliated persons or entities, become the owners, directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding securities;

•	any transaction or series of related transactions comprising the sale, lease, license or other disposition of all or substantially all of the assets of the Parent;

•	any change of control of the Parent as defined in Article L. 233-3 of the French Commercial Code; or

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any spin-off, split-off, spin-out, strategic partnership, joint venture or similar transaction related to (i) all or substantially all of the assets of Parent or (ii) VIASKIN® peanut patch in a transaction or series of transactions that is determined by the Board of Directors of Parent or the Compensation Committee thereof in its reasonable good faith discretion to constitute a Change in Control for purposes of this Amendment.

However, a Change in Control will not include any consolidation or merger effected exclusively to change the domicile of the Parent, any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Parent or any successor, or indebtedness of the Parent is cancelled or converted, (or a combination thereof), any bona fide equity financing for the primary purpose of raising capital, or any distribution of capital stock of the Parent under the Parent’s employee stock ownership plans to participants or beneficiaries of such plans.

Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect and to the extent the terms of this Amendment conflict with the terms in the Employment Agreement, this Amendment shall control. The Employment Agreement, as modified by this Amendment and your Confidentiality and Protectable Interest Agreement remain in full force and set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by you and an authorized officer of the Company

Please sign below and return to me by December 16, 2024, to indicate you have received this Amendment and agree to the enhanced severance terms set forth herein. Any questions about this Amendment should be directed to me.

Sincerely,

/s/ Daniel Tassé
Name: Daniel Tassé
Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Pharis Mohideen
Pharis Mohideen

Date: December 16, 2024